Exhibit 10.9

THIRD LEASE EXPANSION AND AMENDING AGREEMENT

THIS AGREEMENT made as of the 14th day of November, 2014.

B E T W E E N:

250 BOWIE HOLDINGS INC.

(the “Landlord”)

- and -

CANADA GOOSE INC.

(the “Tenant”)

WHEREAS:

A. By a lease made the 3rd day of February, 2012 (the “Lease”), the Landlord leased to Canada Goose Inc. certain premises containing approximately 101,593 square feet of rentable area (the “Original Premises”), on the first floor the building municipally known as 250 Bowie Avenue, Toronto, ON (the “Building”) and shown on the plan attached as Schedule “A” to the Lease, upon and subject to the terms and conditions therein set out;

B. By a Lease Expansion and Amending Agreement made as of the 1st day of July, 2013 (the “First Expansion Agreement”), Canada Goose Inc., as tenant, agreed with the Landlord to lease additional premises in the Building comprising approximately 16,600 square feet of contiguous space (the “First Expansion Premises”) on the terms and conditions set forth therein;

C. The total rentable area of the Original Premises and the First Expansion Premises was certified as being 122,541 square feet.

D. The Lease was assigned to Canada Goose Products Inc. on or about December 9, 2013. On or about December 10, 2013, Canada Goose Products Inc. changed its name to Canada Goose Inc.;

E. By a Lease Expansion and Amending Agreement made as of the 27th day of January, 2014 (the “Second Expansion Agreement”), the Tenant has agreed with the Landlord to lease additional premises in the Building (the “Second Expansion Premises”) comprising (i) Unit 2 on the ground floor of the Building containing approximately 10,686 square feet of space, and (ii) Units 4 and 5 on the second floor of the Building containing approximately 8,541 and 8,811 square feet of space respectively, on the terms and conditions therein set forth. The Lease as amended by the First expansion Agreement and Second Expansion Agreement is hereinafter referred to as the Lease;

F. The original Lease as amended by the First Expansion Agreement and the Second Expansion Agreement is hereinafter referred to as the Lease;

G. The Tenant has agreed with the Landlord to lease additional premises in the Building comprising (i) Unit 1 on the ground floor of the Building containing approximately 8,100 square feet of space, (ii) Unit 6 on the ground floor of the Building containing approximately 6,400 square feet of space, and (iii) part of the ground floor corridor, all on the terms and conditions hereinafter set forth;

H. The Landlord and the Tenant have agreed to amend the Lease in accordance with and subject to the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the sum of Two Dollars ($2.00) now paid by each party to the other (the receipt and sufficiency of which are hereby acknowledged) and other mutual covenants and agreements, the parties do hereby agree as follows:

1.	The foregoing recitals are true in substance and in fact.

2.	The Landlord hereby leases to the Tenant, and the Tenant agrees to lease from the Landlord, those certain additional premises in the Building being comprised of (i) Unit 6 on the ground floor of the Building as shown outlined in purple and cross-hatched on Schedule “A” attached hereto (the “Unit 6 Expansion”) containing approximately 6,400 square feet of rentable area, (ii) Unit 1 on the ground floor of the Building as shown outlined in green and hatched on Schedule “A” attached hereto (the “Unit 1 Expansion”) containing approximately 8,100 square feet of rentable area, and (iii) part of the ground floor corridor highlighted in red on Schedule “A” attached hereto (the “Corridor”) (collectively the “Third Expansion Premises”) for a term commencing on January 1, 2015 (the “Effective Date”) and expiring on June 30, 2023, upon the same terms, covenants and conditions as are contained in the Lease (including, without limitation, all covenants personal to the Tenant which may not run with the land) except that there shall be no inducement or allowance payable by the Landlord to the Tenant for the Expansion Premises, except as otherwise provided herein. Tenant shall be permitted to take possession of the Third Expansion Premises on December 15, 2014 (“Possession Date”).

3.	(a) The Landlord covenants and agrees that it shall complete the Landlord’s work set out on Schedule “B” attached to this Agreement (“Landlord’s Expansion Work”), at Landlord’s sole cost and expense, by no later than December 15, 2014. Landlord warrants that as at January 1, 2015, there will be HVAC serving the Third Expansion Premises for immediate use (composed of the HVAC currently serving the Third Expansion Premises together with the new HVAC already provided by the Landlord as part of the Landlord’s Expansion Work) and that all Structural Elements of the Third Expansion Premises (including the roof) and the Building systems serving the Third Expansion Premises (including but not limited to the HVAC system) will be in good working order and repair and that the third Expansion Premises did comply with all then applicable building codes.

(b) The Tenant shall have the right to create fire exits or corridors from the Premises in order to comply with applicable laws, including fire codes, and the Landlord will cooperate with the Tenant in this regard.

(c) The Tenant may supply and install, for the exclusive use of the Premises, additional HVAC units in locations to be designated by the Tenant, as per plans approved by the Landlord.

(d) The Tenant shall have exclusive use of the freight elevator located within the Corridor. The Tenant agrees to maintain and repair the elevator during the Term of the Lease however, if the elevator, or any major component thereof, requires replacement at any time during the Term of the Lease neither party shall have the obligation to further repair or replace it.

(e) The Landlord hereby agrees that, throughout the Term of this Lease, and any extensions and renewals thereof the Tenant shall be permitted non-exclusive access through the existing electrical room (the Landlord thereby giving up 200 sq ft of space in the electrical room) to allow a pass-through from the existing Tenant’s Premises to the Third Expansion Premises. The location of the pass-through is shown on Schedule A-l attached hereto. The Tenant shall install doors on either side of the pass-through area as depicted on Schedule “A-l” and the Landlord shall have unfettered access through the westerly door, including a copy of any key thereto, to permit access to the electrical room during normal business hours and after-hours access shall be arranged through the Tenant’s security company or giving notice thereto (in case of emergency). The Tenant shall use commercially reasonable efforts to ensure its security company accommodates the Landlord’s after-hours access requests as promptly as possible.

4.	Provided the Landlord has delivered the Third Expansion Premises to the Tenant and is not in default under the Lease, as amended by this Agreement, the Tenant shall pay to the Landlord, on January 2, 2015, by way of certified cheque or bank draft, an additional sum of Three Hundred and Fifty Thousand Dollars ($350,000.00), plus HST if applicable, as a one-time payment to the Landlord on account of the Landlord obtaining vacant possession of the Third Expansion Premises.

5.	In addition to the current parking spaces exclusive to the Tenant under the Lease, the Landlord covenants and agrees that throughout the balance of the term of the Lease, as renewed or extended, the Tenant shall have exclusive use of the two parking spaces exclusively used by the previous tenant of Unit 1 of the Third Expansion Premises, as shown cross hatched on Schedule A-2 hereto. The Tenant shall have the right to place signage on all such parking spaces identifying them as exclusive parking for the Tenant.

6.	The Lease is hereby further amended as follows:

(a)	From and after the Effective Date, all references in the Lease to the “Premises” shall be deemed to mean the Original Premises, the First Expansion Premises, the Second Expansion Premises plus the Third Expansion Premises.

(b)	The annual Base Rent payable under Section 5.02 of the Lease for the Third Expansion Premises (being approximately 14,500 square feet) shall be as follows:

Period of Time	Annual Base Rent	Monthly Base Rent	Amount Per Square Foot of Rentable Area
December 15, 2014 to January 1, 2015	Nil	Nil	Nil
January 1, 2015 to June 30, 2023	$174,000	$14,500	$12.00

For greater certainty, from and after the Possession Date to and including January 1, 2015, the Tenant shall not be responsible for the payment of any Base Rent or Additional Rent for the Third Expansion Premises other than any costs or expenses arising as a result of the Tenant’s default under the Lease.

The Base Rent payable under Section 5.02 of the Lease for the entire Premises (being approximately 165,079 square feet) shall be as follows:

Period of Time	Annual Base Rent	Monthly Base Rent	Amount Per Square Foot of Rentable Area
January 1, 2015 to June 30, 2023	$1,228,053	$102,337.75	$12.00 for the Third Expansion Premises; $7.00 for the Original Premises, First Expansion Premises and Third Expansion Premises.

(c)	Notwithstanding anything in the Lease, as amended, or this Agreement to the contrary, the Corridor will not be included in the rentable area of the Premises for the purposes of calculating Rent under the Lease.

(d)	Sections 6(c), 6(d) and 6(e) of the Second Expansion Agreement are hereby deleted.

7.	Landlord and Tenant acknowledge that neither of them have retained the services of a broker or agent in connection with this Agreement.

8.	Except as hereby amended, the parties confirm that the terms, covenants and conditions of the Lease remain unchanged and in full force and effect.

9.	It is understood and agreed that all terms and expressions when used in this Agreement, unless a contrary intention is expressed herein, have the same meaning as they have in the Lease.

10.	This Lease Extension and Amending Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns, as the case may be.

IN WITNESS WHEREOF the parties have hereto duly executed this Lease Extension Agreement.

250 BOWIE HOLDINGS INC.

(Landlord)

Per:	/s/ Authorized Person
Name: Authorized Person

Title: A.S.O.

I have authority to bind the Corporation.

CANADA GOOSE INC.

(Tenant)

Per:	/s/ Dani Reiss
Name:

Title:

Per:	/s/ Authorized Person
Name:
Title:

I/We have authority to bind the Corporation

SCHEDULE “A”

FLOOR PLAN SHOWING THIRD EXPANSION PREMISES

SCHEDULE “A-1”

FLOOR PLAN SHOWING PASS THROUGH ELECTRICAL ROOM

SCHEDULE “A-2”

ADDITIONAL TENANT EXCLUSIVE PARKING SPOTS

SCHEDULE “B”

LANDLORD’S WORK

LANDLORD’S WORK:

The Tenant shall take the Third Expansion Premises on an “as is” basis except he Landlord, without limiting the above, shall be responsible for the following for the Third Expansion Premises:

1. Supply and install, a new ten (10) ton HVAC unit no distribution (as is). (Tenant acknowledges that as at the date of this Agreement, the Landlord has completed this supply and installation of the HVAC Unit)

2. Existing electrical conduit and wire to space, no hook-up.

3. Construct demising wall (drywall/block wall, as determined by the Landlord) for Unit 6 of the Third Expansion Premises.

4. Landlord to fill in and repair the plumbing trench currently in place in Unit 6 of the Third Expansion Premises

All such work shall be completed in a good and workmanlike manner in accordance with all then applicable laws including, without limitation, building codes.

All to be completed by the Landlord at Landlord’s sole cost and expense unless otherwise provided in this Schedule “B”.